Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-227643) of Ecovyst Inc. of our report dated June 20, 2025 relating to the financial statements and supplemental schedule of the Ecovyst 401(k) Savings Plan which appear in this Form 11-K as of and for the years ended December 31, 2024 and 2023.

/s/ Urish Popeck & Co.,LLC
State College, Pennsylvania
June 20, 2025